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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Total Entertainment Restaurant Corp.

We consent to the use of our report dated February 1, 2002, except as to note 11 which is as of June 4, 2002, and notes 8 and 12 which are as of March 31, 2002 with respect to the consolidated balance sheets of Total Entertainment Restaurant Corp. as of December 25, 2001 and December 26, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, included and incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

KPMG LLP
Wichita, Kansas
July 18, 2002